                                                                      EXHIBIT 12


                                                           9 Months    9 Months
                                                             Ended      Ended
                                                           Sept. 30,   Sept. 30,
                                                             1997        1998
                                                             ----        ----
RATIO OF EARNINGS TO FIXED CHARGES
       Income before income taxes and extraordinary item    (214,063)  (495,388)
       Interest                                               20,909     47,930
       Preferred Stock Dividends                                 -        8,051
       Bond discount amortization (a)                            -          -
       Loan cost amortization                                  1,088      1,682
                                                            --------   --------
       Earnings                                             (192,066)  (437,725)

       Interest expense                                       20,909     47,930
       Capitalized interest                                    7,944      5,805
       Preferred Stock Dividends                                 -        8,051
       Bond discount amortization (a)                            -          -
       Loan cost amortization                                  1,088      1,682
                                                            --------   --------
       Fixed Charges                                          29,941     63,468
       Ratio                                                   (6.41)     (6.90)

(a) Bond discount excluded since its included in interest expense

       Insufficient coverage                                 222,007    501,193